EXHIBIT 99.1

United-Guardian Declares Cash Dividend

HAUPPAUGE, N.Y., July 15, 2025 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today that the company's Board of Directors, at its meeting on July 11, 2025, declared a cash dividend of $0.25 per share, to be paid on August 1, 2025, to all stockholders of record as of the close of business on July 25, 2025. This will be the 30th consecutive year that the company has paid a dividend.

Donna Vigilante, President of United-Guardian, stated, “I am pleased to report that the company’s Board of Directors has decided to distribute a dividend of $0.25 per share to our stockholders. As part of the Board’s decision-making process it took into account the need for capital to fund some exciting new growth initiatives that we will be implementing during the second half of 2025. These include new strategies to grow the market for our personal care products, as well as a major new project that has the potential to significantly grow the sales of Renacidin® Irrigation Solution, our most important pharmaceutical product. The Board believes that retaining a portion of our earnings to implement these new growth initiatives will generate greater revenues and provide stronger dividends for our stockholders in the future.”

United-Guardian is a manufacturer of cosmetic ingredients, medical lubricants, sexual wellness ingredients and pharmaceuticals.

Contact:	Donna Vigilante
(631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.